Exhibit 2.11

LIMITLESS X HOLDINGS INC.

CERTIFICATE OF DESIGNATIONS OF

CLASS F CONVERTIBLE PREFERRED STOCK

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Limitless X Holdings Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 thereof, does hereby submit the following:

WHEREAS, the Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of as many as [50,000,000] shares of the Corporation’s preferred stock, par value $0.0001 per share (“Preferred Stock”), in one or more classes of stock or series thereof, and expressly authorizes the Board of Directors of the Corporation (the “Board”), subject to limitations prescribed by law, to provide, out of the unissued shares of Preferred Stock, for classes or series of Preferred Stock, and, with respect to each such class or series, to establish and fix the number of shares to be included in any class or series of Preferred Stock and the designation, rights, preferences, powers, restrictions, and limitations of the shares of such class or series;

WHEREAS, the Corporation has (i) designated (a) 500,000 of the Preferred Shares as Class A Convertible Preferred Stock (“Class A Stock”); (b) 11,000,000 of the Preferred Shares as Class B Convertible Preferred Stock (“Class B Stock”); (c) 5,000,000 of the Preferred Shares as Class C Convertible Preferred Stock (“Class C Stock”); and (d) 5,000,000 of the Preferred Shares as Series D 15% Cumulative Redeemable Perpetual Preferred Stock (the “Series D Stock”); and

WHEREAS, it is the desire of the Board to establish and fix the number of shares to be included in a new class of Preferred Stock and the designations, rights, preferences, powers, restrictions, and limitations of the shares of such new class.

NOW, THEREFORE, BE IT RESOLVED, that the Board does hereby provide for the issue of a class of Preferred Stock and does hereby in this Certificate of Designations (this “Certificate of Designations”) establish and fix and herein state and express the designations, rights, preferences, powers, restrictions, and limitations of such class of Preferred Stock as follows:

1. Designation and Amount. The shares of such class of Preferred Stock shall be designated as “Class F Convertible Preferred Stock” (the “Class F Preferred Stock”) and the number of shares constituting such class shall be 60,000,000 shares, par value $0.0001 per share and a stated value of $1.25 per share.

2. No Maturity, Sinking Fund, Mandatory Redemption. The Class F Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless the Corporation decides to convert, redeem or otherwise repurchase the Class F Preferred Stock as provided in Sections 6 and 7 hereof. The Corporation is not required to set aside funds to redeem the Class F Preferred Stock.

3. Ranking. The Class F Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up, (i) senior to all classes or series of the Corporation’s common stock and to all other equity securities issued by the Corporation other than equity securities referenced in clauses (ii) and (iii) of this Section 3, (ii) on parity with all equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Class F Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon the Corporation’s liquidation, dissolution or winding up; and (iii) effectively junior to the Class A Stock, Class B Stock and Class C, Series D Stock and all of the Corporation’s existing and future indebtedness (including indebtedness convertible into the Corporation’s common stock or Preferred Stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) the Corporation’s existing subsidiaries and any future subsidiaries.

4. Dividends. The Class F Preferred Stock will not be entitled to dividends.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Class F Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $1.25 per share, plus an amount equal to any accumulated and unpaid dividends up until, but not including, the date of payment, before any distribution of assets is made to holders of the Corporation’s common stock or any other class or series of the Corporation’s capital stock that it may issue that ranks junior to the Class F Preferred Stock as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution, or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Class F Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Corporation that it may issue ranking on parity with the Class F Preferred Stock in the distribution of assets, then the holders of the Class F Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Holders of Class F Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Class F Preferred Stock will have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed a liquidation, dissolution or winding up of the Corporation (although such events may give rise to the special optional redemption described in Section 6 hereof).

6. Conversion.

(a) Optional Conversion. At any time after issuance, our Class F Preferred Stock is convertible into one (1) share of our Common Stock at the option of the holder.

(b) Mandatory Conversion. At any time after issuance upon the occurrence of any of the following events, the Corporation shall have a right to direct the mandatory conversion of the Class F Preferred Stock: (a) a Change in Control; (b) if the closing price of the Common Stock closes at or above $2.50 per share for 5 consecutive trading days; or (c) if the Company’s Common Stock is listed on a National Securities Exchange. “National Securities Exchange” means any national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended including without limitation The Nasdaq Stock Market LLC, the New York Stock Exchange, NYSE American LLC, or any successor thereto.

7. Redemption; Class F Preferred Stock Call Right.

(a) The Class F Preferred Stock is not redeemable by the Corporation prior to the five-year anniversary of the applicable Issue Date of each respective share, except upon a Change of Control.

(b) On and after the five-year anniversary of the applicable Issue Date, the Corporation may, at its option and upon not less than 30 nor more than 60 days’ written notice, redeem the Class F Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $1.25 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date.

(c) Upon the occurrence of a Change of Control as defined in Section 7(d) hereof, regardless of whether before or after the five-year anniversary of the applicable Issue Date, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Class F Preferred Stock, in whole or in part, within 120 days after notice of such Change of Control, for cash at a redemption price of $1.25 per share, plus any accumulated and unpaid dividends thereon up to, but not including, the redemption date.

(d) A “Change of Control” is deemed to occur when any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, shall have acquired the Corporation’s stock entitling that person to exercise more than 50% of the total voting power of all the Corporation’s stock entitled to vote generally in the election of the Corporation’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition).

(e) In the event the Corporation elects to redeem the Class F Preferred Stock , the notice of redemption will be mailed to each holder of record of the Class F Preferred Stock called for redemption at such holder’s address as it appears on the Corporation’s stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following: (i) the redemption date; (ii) the number of shares of Class F Preferred Stock to be redeemed; (iii) the applicable redemption price per share plus any accrued but unpaid dividends; (iv) the place or places where certificates (if any) for the Class F Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; and (vi) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control. If less than all of the shares of Class F Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Class F Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Class F Preferred Stock except as to the holder to whom notice was defective or not given.

(f) Holders of Class F Preferred Stock to be redeemed shall surrender the Class F Preferred Stock (if certificated) at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(g) If notice of redemption of any shares of Class F Preferred Stock has been given and if the Corporation irrevocably sets aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Class F Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Class F Preferred Stock , those shares of Class F Preferred Stock shall no longer be deemed outstanding, and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding Class F Preferred Stock is to be redeemed, the Class F Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method the Corporation shall determine.

(j) In connection with any redemption of the Class F Preferred Stock , the Corporation shall pay, in cash, any accumulated and unpaid dividends up to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Class F Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

(k) Subject to applicable law, the Corporation may purchase shares of Class F Preferred Stock in the open market, by tender or by private agreement. Any shares of Class F Preferred Stock that the Corporation acquires may be retired and reclassified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

8. Amendment. No provision in this Certificate of Designations may be amended, waived or modified except by an instrument in writing executed by the Corporation and a majority of the holders of record of the issued and outstanding Class F Preferred Stock as of the date of the amendment, waiver or modification, and any such written amendment, modification or waiver shall be binding upon the Corporation and each holder of the Class F Preferred Stock .

9. Voting Rights.

(a) Holders of the Class F Preferred Stock will not have any voting rights, except as required by Delaware law. On each matter on which holders of Class F Preferred Stock are entitled to vote, each share of Class F Preferred Stock will be entitled to one vote.

(b) Except as expressly stated in this Section 8 or as may be required by applicable law, the Class F Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

10. No Preemptive Rights. The holders of the Class F Preferred Stock will not have any preemptive rights to purchase or subscribe for the Corporation’s common stock or any other security.

11. Record Holders. The Corporation and the transfer agent for the Class F Preferred Stock may deem and treat the record holder of any Class F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12. Adjustment. If the Corporation effects a stock dividend, a stock split, or a reverse split of the Class F Preferred Stock , the dividend, liquidation and redemption rates will be proportionately adjusted.

13. Reissuance of Class F Preferred Stock. In the event, any shares of Class F Preferred Stock are redeemed, converted, or otherwise acquired by the Corporation, the shares so converted, redeemed or otherwise acquired shall be cancelled and shall return to the status of authorized and unissued Preferred Stock of no designated class.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed in its name and on its behalf on this ___ day of May, 2026.

Limitless X Holdings Inc.

By:	/s/ Jaspreet Mathur
Jaspreet Mathur
Chief Executive Officer